                                                                     EXHIBIT 4.3

                      FIRST LIMITED WAIVER AND AGREEMENT
                      ----------------------------------

     This FIRST LIMITED WAIVER AND AGREEMENT (as amended or modified from time to time, this "Agreement"), dated as of February 9, 2001, is among FiberNet Telecom Group, Inc., a Delaware corporation (formerly known as FiberNet Holdco, Inc.) (the "Parent"), and First Union Investors, Inc. (the "Beneficiary").

                                   RECITALS
                                   --------

     A. In connection with the assignment of certain Loans to the Beneficiary under that certain Credit Agreement, dated as of April 11, 2000 (the "Credit Agreement") among FiberNet Operations, Inc., formerly known as FiberNet Telecom Group, Inc. ("FiberNet"), the institutions party thereto from time to time as lenders, Deutsche Bank AG New York Branch, as administrative agent, DBAB, as co-syndications agent, and TD, as co-syndications agent, (i) FiberNet and the Beneficiary entered into that certain Warrant Agreement, dated as of July 31, 2000 ("Warrant Agreement"), pursuant to which FiberNet issued certain warrants (the "Warrants") directly to the Beneficiary.

     B. FiberNet has assigned its obligations under the Warrant Agreement to the Parent, and the Parent has assumed such obligations.

     C. In connection with the amendment and restatement of the Credit Agreement, the Parent and the Beneficiary have agreed to, subject to the terms and conditions set forth herein, (i) modify the exercise price of the Warrants, and (ii) return the warrant certificates in respect of the Warrants and issue certain new warrant certificates in exchange therefor.

     F. Capitalized terms used and not otherwise defined herein have the meanings assigned to such terms in the Warrant Agreement.

                                   AGREEMENT
                                   ---------

               NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

  1. Waiver and Agreement. Notwithstanding anything to the contrary in the
     --------------------
Warrant Agreement:

     a. the Exercise Price of the Outstanding Warrants shall be $8.00 per share;

     b. upon the return and cancellation of all Warrant Certificates in respect of the Warrants, new Warrant Certificates, each with an exercise price of $8.00 per share, shall be issued as follows:


Certificate      Issued to         Number of Shares             Representing an Exchange of
  Number
----------------------------------------------------------------------------------------------------
     1          First Union           566,666               Returned First Union Investors Warrant
              Investors, Inc.                                 Certificate No.1 for 566,666 shares
----------------------------------------------------------------------------------------------------


          c. the parties hereto acknowledge that the warrants set forth in paragraph (b) above are the only warrants Beneficiary is entitled to or will be entitled to pursuant to the Warrant Agreement and any references to additional warrants, including those references in Recital C of the Warrant Agreement are hereby terminated and rendered null and void;

          d.   Section 6.5(d)(ii) of the Warrant Agreement is hereby amended by
               ------------------
deleting the words "pursuant to a firm commitment underwriting" and replacing such words with the words "to persons that are not Affiliates of the Borrower, provided that the Beneficiary receive evidence that the Board of Directors of the Borrower has resolved that such rights, options or warrants were issued for fair value";

          e.   Section 6.7(c)(vi) of the Warrant Agreement is hereby amended by
               ------------------
deleting the words "in a bona fide public offering pursuant to a firm commitment underwriting" and replacing such words with the words "to persons that are not Affiliates of the Borrower, provided that the Beneficiary receive evidence that the Board of Directors of the Borrower has resolved that such Common Stock was issued for fair value"; and

          e.   Section 6.8(d)(ii) of the Warrant Agreement is hereby amended by
               ------------------
deleting the words "pursuant to a firm commitment underwriting" and replacing such words with the words "to persons that are not Affiliates of the Borrower, provided that the Beneficiary receive evidence that the Board of Directors of the Borrower has resolved that such convertible securities were issued for fair value".

     2.   Representations and Warranties.  The Parent represents and warrants to
          ------------------------------
the Beneficiary as of the date hereof as follows:

          a.     Authority.  The Parent has the requisite corporate power and
                 ---------
authority to execute and deliver this Agreement and to perform its obligations hereunder and under the Warrant Agreement (as modified hereby). The execution, delivery and performance by the Parent of this Agreement, and the transactions contemplated hereby have been duly approved by all necessary corporate action of the Parent and no other corporate proceedings on the part of the Parent are necessary to consummate such transactions (except as expressly contemplated hereby).

          b.     Enforceability. This Agreement has been duly executed and
                 --------------
delivered by the Parent. This Agreement and, after giving effect to this Agreement, the Warrant Agreement are (i) the legal, valid and binding obligation of the Parent, enforceable against the Parent in accordance with its terms, and
(ii) in full force and effect.

          c.     No Conflicts.  Neither the execution and delivery of this
                 ------------
Agreement, nor the consummation of the transactions contemplated hereby, nor performance of and compliance with the terms and provisions hereof by the Parent will, at the time of such performance, (i) violate or conflict with any provision of its articles of incorporation or bylaws or other organizational or governing documents of the Parent, (ii) violate, contravene or conflict with any law, regulation, order, writ, judgment, injunction, decree or permit applicable to it, (iii) violate, contravene or conflict with contractual provisions of, or cause an event of default under, any indenture, loan agreement, mortgage, deed of trust, contract or other agreement or instrument to which it is a party or by which it may be bound or (iv) require the Parent to obtain any consents, approvals, or authorizations or, to make any filings.

     4.   Reference to and Effect on Warrant Agreement.
          --------------------------------------------

          a. Upon and after the effectiveness of this Agreement, each reference in any of the Warrant Agreement to "this Warrant Agreement"; "hereunder", "hereof" or words of like import referring to the Warrant Agreement, shall mean and be a reference to the Warrant Agreement as modified hereby.

          b. Except as specifically modified above, the Warrant Agreement is and shall continue to be in full force and effect and is hereby in all respects ratified and confirmed. This Agreement is made in modification of, but not extinguishment of, the obligations set forth in the Warrant Agreement and, except as specifically modified pursuant to the terms of this Agreement, the terms and conditions of each of the Warrant Agreement remain in full force and effect. Nothing herein shall limit in any way the rights and remedies of the Escrow Agent under any of the Warrant Agreement.

     5.   Counterparts.  This Agreement may be executed in any number of
          ------------
counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile shall be effective as delivery of a manually executed counterpart of this Agreement.

     6.   Severability.  Any provision of this Agreement that is prohibited or
          ------------
unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

     7.   Headings.  Article and Section headings used herein are for
          --------
convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

     8.   Further Assurances.  Without limiting any party's obligations
          ------------------
hereunder, the Parent hereby agrees to do all things and take all actions which may reasonably be requested by Beneficiary to effectuate the provisions of this Agreement.

     9.   Governing Law.  This Agreement shall be governed by, and construed in
          -------------
accordance with, the laws of the State of New York.

                            [Signature Page Follows]

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first written above.

                                            FIBERNET TELECOM GROUP, INC.


                                            By:   /s/ Michael S. Liss
                                               -------------------------------
                                               Name:  Michael S. Liss
                                               Title: President



                                            FIRST UNION INVESTORS, INC.


                                            By:   /s/ Mark L. Cook
                                               -------------------------------
                                               Name:  Mark L. Cook
                                               Title: Senior Vice President